Exhibit 10.13

Description of Non-Employee Director Compensation

Each non-employee director of Markel Corporation (“Company”) receives for services as director an annual fee of $30,000, plus reimbursement of expenses incurred in connection with attending meetings and training sessions attended at the Company’s request. The Company also matches up to $5,000 per year in charitable contributions made by each non-employee director.

Each non-employee director other than Lemuel Lewis previously received a one-time award of 1,000 Restricted Stock Units under the Company’s Omnibus Incentive Plan. Such awards vest ratably over a five-year period from the date of grant, although no shares will be issued until the end of five years. When Mr. Lewis joined the Board in February 2007, he received a one-time award of 250 Restricted Stock Units vesting in May 2008.

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (“Stock Plan”). Under the Stock Plan, amounts specified by a director are withheld from that director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition, the Company provides a “bonus” of 10% of the net increase in shares owned under the Stock Plan in a calendar year.

The Company offers loans to participants to facilitate the purchase of shares under the Stock Plan. As required by the Sarbanes-Oxley Act, directors may no longer receive new loans under the Stock Plan. Existing loans to directors continue in accordance with their terms in effect on July 30, 2002. In connection with the “grandfathered” loans for directors, the Company provides an incentive payment based on a five-year compound annual growth in book value, calculated in accordance with the terms of the Stock Plan, as follows:

5-Year Average Compound Annual Growth in Book Value	Company Incentive Payment as % of Original Loan Balance

Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary